For Immediate Release

WSI Industries Reports Fourth Quarter and Full Year Results

October 18, 2016—Minneapolis, MN—WSI Industries, Inc. (Nasdaq: WSCI) today reported annual sales for the fiscal 2016 year ending August 28, 2016 of $35,216,000 versus the prior year’s sales of $42,983,000. The Company also reported full year net income of $173,000, or $.06 per diluted share versus $997,000 or $.34 per diluted share in the prior year.

For the fiscal 2016 fourth quarter, the Company reported sales of $8,110,000 versus the prior year’s quarter of $8,779,000 while the Company incurred a net loss of $43,000 or $.01 per diluted share as compared to a net loss of $34,000 or $.01 per diluted share in the prior year’s fiscal fourth quarter.

Included in both fiscal 2016 and fiscal 2015 year-to-date income were income tax benefits related primarily to the utilization of research and development tax credits of $418,000 and $334,000, respectively. For the fiscal 2016 and 2015 fiscal fourth quarters the amounts related to these tax benefits were $242,000 and $214,000, respectively.

Benjamin Rashleger, president and chief executive officer, commented: “During the fiscal fourth quarter, the Company’s primary customer’s demand unexpectedly softened while sales to the energy business remained at minimal levels. These sales shortfalls have led to capacity and manufacturing inefficiencies that have continued to negatively impact gross margins, especially due to the heavy capital requirements of our business.

We expect, in the short term, to continue to experience a difficult economic environment. During portions of the Company’s first two fiscal quarters of fiscal 2017, our primary customer will have a gap in their demand with us as they retool one of their production facilities. During this period, the Company will not be shipping parts that are utilized for production in this facility, which will impact our sales and earnings. We expect this gap to be a one-time event and that sales will recommence at normal levels once production has resumed.

While our business is impacted by a softening economic environment, we have continued to invest in our organization, and remain focused on the long-term infrastructure, people and systems required to support our business and future growth. Our employees have gone through thousands of hours of training this past year to improve their capabilities, and we have continued to hire and recruit the best employees. All of these efforts will assist in driving the successful capture, launch and execution of new long-term programs. In addition, we have gained traction in our business development efforts. Our request for quote count has increased significantly, and we have been awarded programs with 26% of the customer prospects we have quoted resulting in the addition of several new customers in the past year. While the volumes and dollar values start slow, demonstrating capability, quality and service are necessary steps in the customer development process to expand them into large core accounts for WSI, which is our primary business development objective.”

Rashleger concluded: “WSI’s core mission has not changed: We are striving to achieve diversified growth through the expansion of our contract manufacturing services; we will develop the best people and foster an environment of empowerment and accountability for them to work in; and we will invest in technology and insist on operational excellence. We believe that if we continue to focus on these items, we will be able to provide our shareholders with superior returns. Our focus is on execution, and we are confident that our efforts will produce positive results over the long-term.”

WSI Industries, Inc. is a leading contract manufacturer that specializes in the machining of complex, high-precision parts for a wide range of industries, including automotive, avionics and aerospace, energy, recreational powersports vehicles, small engines, marine, bioscience and the defense market.

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For additional information:

Benjamin Rashleger (President & CEO) or Paul D. Sheely (CFO) 763-295-9202

The statements included herein which are not historical or current facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. There are certain important factors which could cause actual results to differ materially from those anticipated by some of the statements made herein, including the Company’s ability to retain current programs and obtain additional manufacturing programs, and other factors detailed in the Company’s filings with the Securities and Exchange Commission.

CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

In thousands, except per share amounts

	Quarter ended		Year ended
	August 28, 2016	August 30, 2015	August 28, 2016	August 30, 2015

Net Sales	$8,110	$8,779	$35,216	$42,983
Cost of products sold	7,672	8,441	32,292	38,659
Gross margin	438	338	2,924	4,324

Selling and administrative expense	803	632	3,012	2,972
Interest and other income	(1)	(1)	(22)	(6)
Interest expense	72	87	308	346

Net Income (loss) before taxes	(436)	(380)	(374)	1,012

Income tax expense (benefit)	(393)	(346)	(547)	15

Net income (loss)	$(43)	$(34)	$173	$997

Basic earnings (loss) per share	$(0.01)	$(0.01)	$0.06	$0.34

Diluted earnings (loss) per share	$(0.01)	$(0.01)	$0.06	$0.34

Weighted average number of common shares outstanding	2,920	2,916	2,920	2,910

Weighted average number of common and dilutive potential common shares	2,920	2,916	2,928	2,960

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

In thousands

	August 28, 2016	August 30, 2015
Assets:
Total Current Assets	$10,897	$13,747
Property, Plant, and Equipment, Net	11,461	12,901
Other Assets	3,625	2,379
Total Assets	$25,983	$29,027

Liabilities and Shareholders’ Equity:
Total Current Liabilities	$3,815	$4,919
Long-Term Debt	6,786	8,343
Deferred Tax Liabilities	1,403	1,890
Shareholders’ Equity	13,979	13,875
Total Liabilities and Shareholders’ Equity	$25,983	$29,027

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)

In thousands

	Year Ended
	August 28, 2016	August 30, 2015

Cash flows from operating activities (1)	$2,978	$3,241
Cash used in investing activities	(378)	(192)
Cash used in financing activities	(3,011)	(2,132)
Net increase (decrease) in cash and cash equivalents	(411)	917
Cash and cash equivalents at beginning of period	4,150	3,233
Cash and cash equivalents at end of period	$3,739	$4,150

(1) Cash flows from operating activities includes non-cash adjustments for depreciation and stock option compensation expense of $2,001 and $2,226 at August 28, 2016 and August 30, 2015, respectively.